EXHIBIT 99

WINLAND ELECTRONICS, INC. ANNOUNCES FIRST QUARTER
EARNINGS FOR 2003

CONTACT:	Lorin E. Krueger	Matthew Hayden
	Chief Executive Officer	Hayden Communications
	(507) 625-7231	(760) 487-1137
http://www.winland.com/

▶ 5th CONSECUTIVE QUARTER OF PROFITABILITY
▶ 27% INCREASE IN REVENUE TO $5,443,154 FROM $4,285,647 IN 2002
▶ 28% INCREASE IN NET INCOME TO $358,691 FROM 281,073
▶ 33% INCREASE IN EPS TO $.12 FROM $.09
▶ 40% INCREASE IN CASH TO $966,780 ON MARCH 31, 2003

MANKATO, Minn. /April 23, 2003 / PR Newswire / Winland Electronics, Inc. (Amex: WEX), a leading designer and manufacturer of custom electronic control products and systems announced today its financial results for the three months ended March 31, 2003.

Revenues for the first quarter ended March 31, 2003 increased 27% to $5,443,154 from $4,285,647 in the comparable prior year period. Gross profits for the quarter increased 30% to $1,414,243 versus $1,085,568 for the first quarter of 2002. Income from operations increased 53% to $606,794 from $397,508 in 2002. Net income for the first quarter also increased substantially to $358,691 from $281,073 in the first quarter of 2002, representing an increase of 28%. In addition, earnings per share increased 33% to $.12 per fully diluted share versus $.09 per fully diluted share in the first quarter of 2002.

The balance sheet also strengthened as shareholders’ equity increased 9% to $4,926,026 on March 31, 2003 from $4,524,157 on December 31, 2002. Further, the Company’s cash position increased 40% to $966,780 from $692,700 on December 31, 2002. Total assets increased 10% to $9,894,123 from $8,981,341 in 2002, while long-term liabilities were reduced by nearly 5% to $2,177,762 on March 31, 2003.

Lorin Krueger, Winland’s CEO, stated, “We are extremely pleased to announce yet another successful quarter for the Company as we consistently continue to ‘build the path toward diversification and consistent profitability.’ Once again, existing customers fueled our revenue growth as Select Comfort Corporation continued to have strong requirements in the past three months. Our other customers also provided consistent requirements and our proprietary Environmental Security products continue to be stable with solid margins. We are particularly pleased with the continued improvement in our cash position. Along with the building of our sales and marketing capabilities, the strengthening of our balance sheet is a primary focus in 2003. We aspire to right size the inventory levels to match the opportunities at hand while continuing to pay down long-term debt and minimize advances on an operating credit line. This will strategically strengthen our current financial position in order to be fully prepared when the right opportunity to grow presents itself.”

Winland Electronics, based in Mankato, MN, designs and manufactures custom electronic control products and systems, as well as proprietary products for the security/industrial marketplace.

-Tables Follow-

WINLAND ELECTRONICS, INC.
STATEMENTS OF INCOME
For the Three Months Ended March 31, 2003 and 2002
(UNAUDITED)

	2003	2002

Net sales	$5,443,154	$4,285,647
Cost of sales	4,028,911	3,200,079

Gross profit	1,414,243	1,085,568

Operating expenses:
General and administrative	379,093	303,242
Sales and marketing	231,919	236,037
Research and development	196,437	148,781

	807,449	688,060

Operating income	606,794	397,508

Other income (expenses):
Interest expense	(43,330)	(78,768)
Other, net	227	11,333

	(43,103)	(67,435)

Income (loss) before income taxes	563,691	330,073
Income tax (expense) benefit	(205,000)	(49,000)

Net income (loss)	$358,691	$281,073

Earnings (loss) per share data:
Basic	$0.12	$0.09
Diluted	0.12	0.09
Weighted-average number of common shares outstanding:
Basic	2,978,160	2,959,842
Diluted	3,049,061	2,982,802

BALANCE SHEET HIGHLIGHTS

	March 31,	December 31,
	2003	2002

Cash	$966,780	$692,700
Total Current Assets	$5,954,372	$4,926,923
Net Property and Equipment	$3,920,085	$4,053,828
Total Assets	$9,894,123	$8,981,341
Total Current Liabilities	$2,790,335	$2,180,143
Total Long-Term Liabilities	$2,177,762	$2,277,041
Shareholder’s Equity	$4,926,026	$4,524,157
Total Liabilities and Equity	$9,894,123	$8,981,341